Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2021, with respect to the financial statements and internal control over financial reporting of Caesarstone Australia Pty Ltd included in the Annual Report of Caesarstone Ltd. on Form 20-F for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Caesarstone Ltd. on Forms S-8 (File No. 333-180313, 333-210444 and 333-251642).

/s/ Grant Thornton Audit Pty Ltd
Grant Thornton Audit Pty Ltd
Melbourne, Australia
March 22, 2021